                                                                      EXHIBIT 12

                 ArvinMeritor, Inc.
      Computation of Earnings to Fixed Charges
           Nine-Months Ended June 30, 2002



Earnings Available for Fixed Charges:

     Pre-tax income from continuing operations                     $172

Adjustments:
     Undistributed income of affiliates                              14
                                                                   ----
                                                                    186
Add fixed charges included in earnings:
     Interest expense                                                79
     Interest element of rentals                                      5
                                                                   ----
       Total                                                         84
                                                                   ----

     Total earnings available for fixed charges:                   $270
                                                                   ----

Fixed Charges:
     Fixed charges included in earnings                            $ 84
     Capitalized interest                                             -
                                                                   ----
     Total fixed charges                                           $ 84
                                                                   ----

     Ratio of Earnings to Fixed Charges (1)                        3.21
                                                                   ====

1 = "Earnings" are defined as pre-tax income from continuing operations, adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. "Fixed charges" are defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.